                                                                   ARGOR-HERAEUS
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Via Moree 14        Tel. 091 640 53 53   www.argor.com    Switzerland
CH-6850 Mendrisio   Fax 091 646 80 82    info@argor.com

                                REFINING CONTRACT

                           MADE THIS DAY OF 01.11.2005

                                     BETWEEN

             ARGOR-HERAEUS SA, VIA MOREE 14, MENDRISIO, SWITZERLAND
                                 (THE "REFINER")

                                       AND

                          BONG MIEU GOLD MINING COMPANY
                                (THE "SUPPLIER")

                                                                   ARGOR-HERAEUS
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                                                                   Switzerland

Definitions

The following terms shall have the following meanings; unless otherwise defined such meanings to be equally applicable to the singular and the plural forms of the terms defined.

Assay exchange: Means the exchange of the assay results obtained by the
Supplier's laboratory and the Refinery's laboratory, using the quality samples obtained during the sampling operation of the Dore bars at the Refinery, by crossing, registered mail on a previously agreed date, followed by exchange by fax or e-mail the following working day.

Business Day: Means a day on which banks and companies in London, New York, and in Switzerland are open for business.

Refiner: Means Argor-Heraeus SA, a company duly incorporated and registered in
Mendrisio, Switzerland, and duly licensed to carry on business as a precious metal refinery.

CHF: Means the lawful currency of Switzerland.

Contract: Means this contract plus any Annexes to it, as amended from time to time.

Delivery point: Means Zurich Kloten Airport, consign the Dore bars to VIA MAT for transport to the Refinery

Dore: Means the ingots cast by the Refiner after melting the Dore bars, containing 96% to 98% gold,m received from the Supplier to obtain samples for the assay.

Dore bars: Means the bars produced by the Mine with a weight of approximately
500 to 1,000 oz, containing gold and silver as well as copper and non-deleterious elements.

Mine: Means Bong Mieu Gold Mine

oz: Means a troy ounce equal to 31.1034768 grams; 32.1507465 oz = 1000 grams.

Refiner's Agent: Means the duly appointed agent, carrier or sub-contractor of the Refiner, which is VIA MAT.

Refinery: Means the premises of the Refiner at Via Moree 14, CH 6850 Mendrisio,
Switzerland.

Representative: Means the duly appointed Representative of the Supplier for weighing, homogenisation, and sampling

Return rate: Means the percentage of the analytically determined gold and silver contained in the Dore for which the Refiner must make restitution.

Settlement assay: Means the final result obtained by the Refiner

Settlement weight: Means the weight after melt of the Dore determined by the
Refiner as adjusted for samples eventually sent to the Mine.

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                                                                   Switzerland

Shipment: Means Dore bars with a total weight of approximately 35-40 kg once per month for the first 6 months, then approximately 25 kg Dore twice a month.

Supplier: Means Bong Mieu Gold Mining Company Ltd. (Bogomin)

Swiss working day: Means a day on which banks and companies in Switzerland are open for business

Umpire: Means the Central Office for Precious Metal Control, 3003 Berne,
Switzerland

Unallocated Precious Metal account: Means an account opened in the name of the
Supplier in the books of the Refiner.

US Dollars: Means the lawful currency of the United States of America.

VIA MAT: Means the transport company VIA MAT International - 8058 Zurich Kloten
Airport (FaxNo. +41-43-816 56 60)

                                                                   ARGOR-HERAEUS
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                                                                   Switzerland

This Contract sets out the terms and conditions upon which the Refiner shall receive Dore bars from the Supplier for refining.

1.   Delivery of Dore bars

1.1  The Supplier shall notify the Refiner at least two Swiss working days in advance by telefax or e-mail of the delivery of the Dore bars to the
     Refiner's vault.

1.2  The notification of the Supplier pursuant to Subsection 1.1 shall set out:

     o    number of boxes/containers

     o    gross weight

     o    net weight

     o    detailed packing list

     o    Supplier's estimate of fineness of gold and silver contained in each
          Dore bar

     o    estimated value of the Shipment, the name of the carrier, the flight number and the estimated time of arrival at Zurich Kloten Airport

     o    the airway-bill number

     The Dore bars shall be packed in wooden boxes, steel containers or other packing suitable for the transportation by air and each box or container shall be sealed by the Supplier.

     The Supplier shall deliver the Shipment, at its own risk, to the Delivery point.

     The full risk in the Dore bars shall pass to the Refiner when it takes delivery of the Dore bars at the Delivery point. The Refiner will insure the Dore bars against the ordinary risks of storage (excluding strikes, riots, civil unrest and war) at the Refinery from the moment the risk passes to the Refiner.

     The quantity of fine gold to be delivered during the life - time of this
     Contract is estimated at 70,000 oz.

     A list of deleterious elements and the acceptable level of such elements in the Dore bars is attached as Annex 1.

2.   Refiner's liability for the Dore bars and credit to account

2.1  The moment the risk in the Dore bars passes to the Refiner, the Refiner assumes responsibility for the Dore bars, the Dore and the gold and silver contained therein, and will be liable to the Supplier for any loss of or damage to the Dore bars, the Dore and the gold and silver contained therein, whilst the Dore bars, the Dore and the gold and silver contained therein, are in the custody of the Refiner.

     The liability of the Refiner is limited, however, to the total value of a
     Shipment, reduced by any charges payable by the Supplier under Section 9 for the amount of oz contained in the Shipment. The value of the Shipment shall be assessed in accordance with this Contract; in case of loss or damage prior to the Settlement weight and/or the Settlement assay having been determined, the gross weight and/or Supplier's estimate of fineness as notified by the Supplier to the Refiner pursuant to Subsection 1.1 shall be taken for the computation of the amount of loss or damage.

                                                                   ARGOR-HERAEUS
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                                                                   Switzerland

2.2  The Refinery will have available the final assay results 5 working days after arrival of the Shipment at the Refinery. The assay results of the
     Refinery, as determined by the Refinery's Sworn Federal Assayers, shall be considered to be the agreed final assay.

2.3  The metal will be credited to the Unallocated Precious Metal account with the Refinery on the Business Day after the availability of the final assays. Should an assay exchange be requested the final settlement shall be effected on the first business day after the availability of the agreed final assays.

3.   REFINER

3.1  The Refiner will perform all duties to be performed by a refiner.

3.2  The Refiner and the Supplier shall communicate in respect of all matters relating to the refining process directly with each other.

4.   WEIGHING AND SAMPLING

4.1  If (i) a Shipment delivered to the Refiner at the Delivery point does not conform to the specifications notified by the Supplier to the Refiner pursuant to Subsection 1.2 or (ii) the boxes or containers are damaged or the seals are broken or damaged, the Refiner may refuse to accept delivery of that Shipment. The Refiner shall immediately inform the Supplier by telefax or electronic mail of the details of any such refusal.

4.2  Upon receipt of the Shipment at the Refinery the Refiner shall immediately inspect the boxes/containers and calculate the gross weight of the
     Shipment.

4.3  If upon inspection pursuant to Subsection 4.1 above any of the boxes/containers are damaged, or any of the seals on the boxes/containers are broken, or the total gross weight of the Shipment as calculated by the
     Refiner differs by more than +/-one percent (= +/- 1%) from the gross weight notified by the Supplier to the Refiner pursuant to Subsection 1.1, the Refiner shall immediately inform the Supplier by telefax or electronic mail of the extent of the damage to the boxes/containers or to the seals, as the case may be, and/or the difference in the gross weight and request the approval of the Supplier to proceed with the weighing and the assay.
     Pending approval of the Supplier, the Shipment shall be safely stored in the vaults of the Refiner.

4.4  Where the Shipment arrives outwardly sound at the Refinery and with a total gross weight within the agreed tolerance of +/- one percent (=+/- 1%), the
     Refiner shall confirm receipt and acceptance of the Shipment to the
     Supplier/Representative within one Swiss working day from its arrival at the Refinery.

     No later than on the second Swiss working day following arrival of the
     Shipment at the Refinery, the Refiner shall weigh the Dore bars and compare the net weights arrived at with the net weights notified by the Supplier to the Refiner pursuant to Subsection 1.1. The Refiner shall use an electronic balance having a tolerance of +/- 1 gram.

     In case of a difference of more than +/- 0.2 percent (two tenth of one percent)] between net weight of a Dore bar as calculated by the Refiner and the net weight notified by the Supplier pursuant to Subsection 1.1, the
     Refiner shall immediately inform the Supplier by telefax or electronic mail of such difference and request the

                                                                   ARGOR-HERAEUS
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                                                                   Switzerland

     approval of the Supplier to proceed with the assay of such Dore bar(s)
     using the net weight arrived at by the Refiner. Pending approval of the
     Supplier, the disputed Dore bar(s) and the packing material of such Dore bar(s) shall be safely stored in the vaults of the Refiner.

     In case the net weight arrived at by the Refiner is within the agreed tolerance of +/- 0.2 percent [(+/- 0.2%) the Refiner's weight shall apply.

4.5  The Supplier undertakes to inform the Refiner of the action chosen with respect to a Shipment or disputed Dore bars for which approval has been requested as soon as possible and the Refiner undertakes to act in accordance with the instructions received from the Supplier as soon as is practical.

4.6  For sampling the Refiner shall melt the Dore bars in electro induction furnaces in suitable melt lots, comprising only Dore bars from the Mine, and ranging from 300 oz to a maximum of 10,000 oz per melt in order to achieve a homogeneous melt. From this melt the Refiner shall collect a representative sample from the molten Dore prior to pouring - in the form of a button, or a sample bar or another suitable shape - by using the appropriate dip sampling device. The Refiner hereby agrees that there shall be a minimum of one melt produced for the Supplier.

4.7  The after melt weight of the Dore shall be determined by the Refiner by weighing on an electronic balance having a tolerance of +/- 0.1 gram the bars or anodes cast after the melt of the Dore bars for sampling. The after melt weight includes the weight of all samples.

4.8  From each dip-sample the Refiner shall take three quality samples of 5
     (five) grams each by collecting and mixing well the drillings, which are obtained from the dip-sample by means of a twist drill or another suitable method. The Refiner shall pack, seal and allocate the quality samples as follows:

     o    one sample shall be kept as reserve

     o    one sample shall be for the Refiner

     o    one sample shall be set aside by the Refiner for the Umpire, should the Umpire be needed.

     In case the sample taken as reserve is requested to be sent to the Mine or the Supplier its weight is to be deducted from the after melt weight when calculating the Settlement weight. No deduction from the after melt weight will be made for the sample taken for the Refiner and the sample set aside for the Umpire.

5.   REPRESENTATIVE

5.1  The Supplier shall have the right to appoint at its own expense a representative to supervise the weighing, melting and sampling operations.

     The Supplier shall inform the Refiner of the name, address, telephone number, telefax number and electronic mail address of the representative appointed and of the authority delegated to him no later than the date on which the Supplier notifies the Refiner pursuant to Subsection 1.1.

                                                                   ARGOR-HERAEUS
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                                                                   Switzerland

6.   Use of Dore

     The Refiner shall have the right to refine the Dore immediately after determination of the after melt weight and the allocation of the sealed samples pursuant to Subsections 4.7 and 4.8.

7.   Return rate of gold and silver contained in the Dore The following Return rates shall apply to the gold and silver contained in the Dore:

     (i)  Return rate of gold: 99.95%

     (ii) Return rate of silver: 98.00%

8.   METAL TRANSFER:

     Metal transfers to unallocated metal accounts either loco London or loco
     Zurich could be arranged upon request of the Supplier

     METAL SALES:

     The terms for metal sales to the Refiner are laid out in Annex 2

9.   REFINING AND TRANSPORT CHARGES

9.1  The Refiner will charge the Supplier for handling, homogenisation, sampling, assaying and refining of the gold and silver contained in the
     Dore at a rate of: US$ 0.50 per oz gross weight, as determined by the
     Refiner according to Subsection 4.4 for each Shipment delivered to it and accepted by it.

9.2  The Refiner will charge the Supplier for the Refiner's transport and insurance costs for ground transport, handling, customs clearance, vault fee and insurance from Zurich Kloten Airport to the Refinery

     US$ 395.00 for up to 50 kg gross weight or
     US$ 0.25 / oz gross weight above 50 kg gross weight

9.3  All payments made by the Refiner to the Supplier shall be net, free of any deductions, levies, taxes (but excluding profit or income taxes or the like), withholding taxes or similar charges of whatsoever nature imposed by any authority in Switzerland.

10.  FORCE MAJEURE

10.1 Neither party - which for the purpose of this Section 10 includes the
     Refiner - shall be deemed to be in default of its contractual obligations hereunder where performance thereof is prevented by force majeure.

     Any delay or any failure in the performance of its obligations under the
     Contract by either party shall not give rise to any claims for damages if and to the extent that such delay or failure is due to force majeure, unless the event of force majeure is due to the negligence of the party affected by force majeure.

     Force majeure shall include, without limitation, acts, rules or regulations of governmental authorities (civil or military, executive, legislative, judicial or otherwise) that prevent a party from performing its duties under this Contract; failure to receive, or to receive in a timely manner, any permits, licences or approvals needed; breakdown of or major damage to a mine, plant or the refiner's facilities; interruptions of transportation;
     wars, riots, civil unrest; strikes or other concerted actions of workers;

                                                                   ARGOR-HERAEUS
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                                                                   Switzerland

     fires, floods, earthquakes, landslides and other acts of God and consequences thereof; that make it impossible for a party to fulfil its obligations under this Contract.

10.2 The party affected by force majeure shall give prompt notice thereof and thereafter inform the other parties of the cessation of such event of force majeure without delay.

     During any period of force majeure affecting the Refinery the Supplier shall have the right to send Dore bars to a different refinery without any obligation to the Refiner.

     In case an event of force majeure continues for more than 30 days either the Supplier or the Refiner may terminate the Contract with immediate effect by giving notice in writing.

11.  Representations and Warranties The Supplier represents and warrants to the
     Refiner that:

     (i)  the execution and delivery of this Contract by the Supplier have been duly authorised by all necessary corporate actions and all necessary permits and authorisations that it is required by any authority in the country of production and exportation to have, have been obtained by it and are in full force; and

     (ii) the Contract constitutes valid and binding obligations of the
          Supplier.

     The Refiner represents and warrants to the Supplier that:

     (i)  the execution and delivery of this Contract by the Refiner have been duly authorised by all necessary corporate actions and the Refiner has the capacity, the facilities and necessary permits and authorisations to perform the obligations and services envisaged under this Contract in a professional manner and in accordance with generally accepted standards; and

     (ii) the Contract constitutes valid and binding obligations of the Refiner.

12.  Termination of Contract

12.1 This Contract is valid for the period commencing on November 1st 2005 and ending on October 31' 2007 (the "Expiry Date") and may be extended for further periods on such terms and conditions as may be agreed upon by the parties. Unless agreement on the extension and the new terms and conditions is reached no later than one week prior to the expiry of the present
     Contract, this Contract shall lapse on the Expiry Date.

12.2 As long as any party has not fulfilled any obligation entered into prior to the termination of this Contract, whether such termination is due to the
     Contract having expired or otherwise, this Contract shall continue to apply in full to such obligation(s).

13.  Settlement of disputes

13.1 In the event of any disagreement, conflict or dispute that may arise in connection with this Contract the parties undertake, as soon as is practical, but no later than 10 Business Days following the occurrence of such event, to confer with each other - by telephone or by meeting in person or in such other way as deemed appropriate - to find an equitable and just solution for both parties.

13.2 Should the parties fail to reach an agreement on the settlement of the dispute either party may refer the matter to the courts in accordance with
     Section 18 of this Contract.

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                                                                   Switzerland

14.  DEFAULT

     If a party fails to fulfill its obligations under this Contract and has not remedied such failure within 10 Business Days following notice from the other party, the other party shall have the right to terminate its obligations under this Contract forthwith, unless such failure is due to an open dispute to be settled as defined in Section 13.

15.  Amendments

     Amendments or modifications to this Contract are only valid if they are in writing and signed by both parties.

16.  Severability

     In case any Section or Subsection of this Contract is held illegal, invalid or unenforceable the remainder of this Contract shall not be affected thereby. The Section or Subsection that has become illegal, invalid or unenforceable shall be deemed to be replaced by a Section or Subsection that comes economically nearest to the meaning and intention of the Section or Subsection to be replaced.

17.  SUBJECT TO CHANGE OF MARKET CONDITIONS

     If, during the life of the contract, any of the underlying market conditions (including such charges as freight, insurance, exchange rates, interest rates etc) change significantly in such a way as to have a direct impact on the agreed refining charge by more then 20% [twenty], the two parties will confer with each other and renegotiate the contract in good faith and amend the contract accordingly. If the two parties fail to reach an agreement, either party has the right to terminate the contract within a
     3 months period from the end of their unsuccessful negotiation.

18.  APPLICABLE LAW AND JURISDICTION

     This Contract is governed by, and will be construed in accordance with the law's of Switzerland and the parties agree that the Courts of Arbitration in Switzerland are to have jurisdiction to settle any disputes which may arise out of or in connection with this Contract and that any suit, proceeding or action arising out of or in connection with this Contract may be brought in such Courts.

                                                                   ARGOR-HERAEUS
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                                                                   Switzerland

19.  NOTICES

     All notices under this Contract shall be given by letter sent by mail or by courier to the address of the parties or by telefax to the telefax number below:

     Notices to the Refiner:

     Argor-Heraeus SA
     Via Moree 14
     CH 6850 Mendrisio
     Switzerland

     Attn.: Dr. Wilfried H. Horner, Mr. Dario Torriani
     Tel.: +41-91-640 53 03 / +41-91-6405340
     Fax.: +41-91-646 80 82
     e-mail: wilfried. noernerargor. com & dario.torriani@argor.com

     Notices to the Supplier

     Bong Mieu Gold Mining Company Ltd.
     c/o Olympus Pacific Minerals Inc.
     10 King Street East, Suite 500
     Toronto, Ontario, M5C 1C3
     Canada
     Attn.: Mr. Erik H. Martin C. F. O.
     Tel.: +1-416-572 25 25 Fax.: +1-416-572 42 02
     e-mail: emartin@olympuspacific.com

     Copy to:
     Bong Mieu Gold Mining Company Ltd.
     113-2 Nguyen Chi Thanh Street
     Danang, Vietnam
     Attn.: Ms. Rosemarie Padilla
     Fax: +84-511-82 41 30

                                                                   ARGOR-HERAEUS
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                                                                   Switzerland

                      For and on behalf of Argor-Heraeus SA

/s/ Dr. Wilfried H. Horner              /s/ Bernhard Schnellmann
-------------------------------------   ----------------------------------------
Dr. Wilfried H. Horner                  Bernhard Schnellmann
Director Marketing                      Director Precious Metals Services

For and Behalf of Bong Mieu Gold Mining Company Ltd. (Bogomin)

                                                                   ARGOR-HERAEUS

                                Rodney H. Murfitt
                                 General Manager

Annexes:

Annex 1 - Deleterious elements
Annex 2 - Metal purchase agreement

                                                                   ARGOR-HERAEUS
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                                                                   Switzerland

Annex 1

Deleterious elements in refining MATERIAL

In the following the most common impurities in refining material are specified and limits are formulated below which the material is acceptable without additional amounts being charged to the Supplier:

These limits are to be considered as indications and have to be re-evaluated depending on the material and the process of refining it is destined for.

Class I:   Impurities, which are hazardous to personal and environment

           Element          acceptable levels
           Radioactive      none
           Mercury     Hg   none
           Arsenic     As   max. 100 ppm
           Cadmium     Cd   max. 100 ppm

Class II   Impurities, which can disturb the refining process and as well influence the environmental protection processes

           Element          acceptable levels
           Lead        Pb   max. 3%0
           Tin         Sn   max. 3%0
           Selenium    Se   max. 500 ppm
           Tellurium   Te   max. 500 ppm
           Bismuth     Bi   max. 100 ppm
           Antimony    Sb   max. 100 ppm

There are other elements, which may be present in refining material, that do not have hazardous properties or disturb the processing significantly if present in minor quantities, but may disturb severely the homogenisation and sampling due to the fact that they produce a heavy segregation when the metal solidifies.

These elements in particular are:

                                     Iron Fe
                                    Nickel Ni
                                    Cobalt Co

This list is not representative for all material compositions and subject to adjustment in case of necessity.

In case the Dore bars supplied by the Supplier contain impurities that are deleterious to other persons or to the refining process, the Refiner shall have the right to either

o    reject the Shipment; all expenses incurred by the Refiner in connection with the rejected Shipment being for the account of the Supplier, or

o    ask for additional payments from the Supplier in order to cover any additional cost the Refiner incurs in connection with such deleterious elements.

                                                                   ARGOR-HERAEUS
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                                                                   Switzerland

ANNEX 2

PURCHASE AGREEMENT OF METALS

Upon request by Bong Mieu Gold Mining Company Ltd. ("Bong Mieu"), Argor-Heraeus
SA ("Argor") will purchase metals as follows:

     o    For Gold: at the AM - fixing of the London Bullion Market in US$ per troy ounce

     o    For Silver at the silver - fixing of the London Bullion Market in US$
          per troy ounce

Orders for London Gold fixing must be received by Argor at least 30 minutes prior to the start of the AM fixing for gold as well as prior to the start of
London Silver fixing.

Pricing will be at the fixing rate, flat in US$.

After each fixing, Argor will inform Bong Mieu about execution and immediately instruct to transfer proceeds to a Vietnamese bank account as per the instructions given to Argor by Bong Mieu.

Until further notice, transfer of the proceeds should be directed to the following account:

          DEUTSCHE BANK AG
          65 Le Loi Boulevar
          District 1, Ho Chi Minh City

          Account number: 1 00 9794- 00-1
          Account name: Bong Mieu Gold Mining Co., Ltd.

Argor guarantees that the transfer of proceeds will take place on the same day of the purchase but do not take responsibility as to when the funds will be credited to Bong Mieu's bank account.

Argor will deduct its costs from the proceeds of the metal sales in accordance to the Refinery Contract. A detailed statement listing all items and prices will be faxed by Argor to Bong Mieu as soon as the payment is effected.

                                  ARGOR-HERAEUS

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                                   Switzerland

Addendum 2 to the Refining Contract of November 1, 2005

Argor-Heraeus SA, Via Moree 14.

Mendrisio Switzerland and

Bong Mieu Gold Mining Company

Agree, based on paragraph 12.1 of the a. m. Contract, to extend the Refining
Contract, maintaining the same terms and conditions for refining as specified in the original Refining Contract. Until December 31, 2008

For and on behalf of Argor-Heraeus SA
"signed"
Dr. Wilfried Horner
Director Refining & Bank
Products

"signed" Bernhard Schnellmann

Director Precious Metals Services

For and on behalf of Bong Mieu Gold Mining

Company

Charles Barclay, Director General